Exhibit 99

                                 [ORBCOMM LOGO]


             ORBCOMM REPORTS STRONG REVENUE GROWTH FOR THIRD QUARTER
                          AND FIRST NINE MONTHS OF 2006

      - Company Posts 207% Year-Over-Year Increase in Billable Subscriber
                                Communicators -

               - IPO Proceeds Primarily for Capital Expenditures -


Fort Lee, NJ, November 21, 2006 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine
(M2M) communications, today announced financial results for the third quarter and nine months ended September 30, 2006.

Revenues for the third quarter of 2006 increased 51.5% to $5.6 million from $3.7 million in the third quarter of 2005. The company added 29,115 net billable subscriber communicators to its data communications system, which represents an increase of 193.9% compared to the third quarter of 2005.

Revenues for the first nine months 2006 increased 80.6% to $18.2 million from $10.1 million in the comparable period of 2005. At September 30, 2006, ORBCOMM reported 199,082 billable subscriber communicators, representing net additions of 86,098, or an increase of 207.6% over the first nine months of 2005.

"We believe the fundamentals of ORBCOMM's business are excellent and our target markets are significant and growing," said Jerome Eisenberg, Chief Executive Officer. "The company has an established global network and proven technology, which our more than 130 resellers continue to select for their fixed and mobile asset applications. Our strong third quarter results demonstrate continued momentum for the remainder of 2006, and we successfully completed our initial public offering earlier this month. We are uniquely positioned within the industry to capitalize on market demand and will be using the majority of the net proceeds from the initial public offering to execute our strategic growth plans, beginning with replenishing our existing satellite constellation by deploying our "quick-launch" and next-generation satellites."

"We believe that ORBCOMM is the only company in the satellite industry that offers customers a combination of cellular price points and satellite coverage," added Marc Eisenberg, ORBCOMM's Chief Marketing Officer. "We are focused on two-way M2M data communications, which enable our customers and end-users to send and receive information to and from anywhere in the world using low cost subscriber communicators and paying airtime costs that we believe are the lowest in the industry for global connectivity. We believe there is


                                    - more -
no other satellite or terrestrial network currently in operation that offers comparable technology, coverage and cost."

Business Highlights
-------------------

Selected recent business highlights include:

      o ORBCOMM's subsidiary, Stellar Satellite Communications, Ltd., entered into an agreement with GE Asset Intelligence, LLC (AI) to supply up to 412,000 units of in-production and future models of Stellar's subscriber communicators to support AI's applications utilizing ORBCOMM's M2M data communications system.

      o Volvo Trucks North America announced that it will make its Volvo Link Sentry monitoring application, which utilizes ORBCOMM's M2M data communications system, standard for all Volvo trucks with its US'07 engines, which are expected to go on sale beginning in the first quarter of 2007.

      o The U.S. Postal Service and GE Equipment Services division, Trailer Fleet Services, agreed to a new six-year contract for trailers to transport mail between distribution centers and local post offices, worth approximately $100 million to GE through July 2012. The agreement includes installation of GE's VeriWise Asset Intelligence system on the 4,752 dry van trailers, a tracking system which utilizes ORBCOMM's products and satellite services that tracks and monitors trailer location and condition.

      o US Express Enterprises, Inc, the fifth largest publicly owned truckload carrier in the US measured by revenue, announced a significant rollout of the DriverTech DT 4000 on-board computer, an in-cab tri-mode communications system (satellite, cellular and Wi-Fi) that uses ORBCOMM's satellite data communication services. The DT 4000 is a solution offered by DriverTech, an ORBCOMM value-added reseller.

Financial Results
-----------------

Revenues

Revenues in the third quarter of 2006 were $5.6 million, an increase of $1.9 million or 51.5% over the prior year period. Service Revenues and Product Sales increased over the prior year period by 52.7% to $3.2 million and by 50.0% to $2.3 million, respectively.

Revenues for the nine month period in 2006 were $18.2 million, an increase of $8.1 million or 80.6% over the comparable prior year period. Service Revenues increased 43.2% to $8.2 million and Product Sales increased 129.5% to $10.0 million from the sale of subscriber communicators and peripheral equipment. As sales of subscriber communicators are a strong predictor of future Service Revenues, it is expected that Service Revenues will increase in future periods when these additional units are put into service on the ORBCOMM data communications system.

Billable Subscriber Communicators

Billable subscriber communicators are defined as subscriber communicators activated and currently billing or expected to be billing within 30 to 90 days.

Billable subscriber communicator net additions for the third quarter of 2006 were 29,115 units, an increase of 19,207 units or 193.9%, over the third quarter 2005 net additions of 9,908 units.

As of September 30, 2006, there were a total of 199,082 billable subscriber communicators on the ORBCOMM data communications system, compared to 103,178 billable subscriber communicators as of September 30, 2005. Billable subscriber net additions of 86,098 units for the first nine months of 2006 increased 207.6% over the first nine months of 2005.

Costs and Expenses

Costs and Expenses increased 38.9% or $2.2 million to $8.0 million for the third quarter of 2006, compared to the same period in the prior year. This was due primarily to increases in costs of products sold resulting from higher product sales volume, expenses related to achieving proper staffing levels, stock-based compensation expenses and costs related to activities for complying with Section 404 of Sarbanes-Oxley. The 38.9% rate of growth in Costs and Expenses in the third quarter of 2006 moderated from the growth rate in Costs and Expenses of 69.9% for the first nine months ended September 30, 2006.

For the first nine month period of 2006, Costs and Expenses increased $11.2 million to $27.1 million. The primary reasons for the increase in the nine months are the same as described above, but also included product development expenses, repair and maintenance costs, and legal fees.

Loss From Operations and Net Loss

Loss from operations as a percentage of revenues for the three and nine month periods of 2006 narrowed to 44.3% and 48.9% from 57.4% and 58.3%, respectively, for the comparable periods in 2005. The company reported a net loss of $1.9 million for the third quarter 2006, an 11.1% improvement over a net loss $2.1 million in the prior year period. Net loss for the first nine months of 2006 was $7.3 million, up 24.2%, from a net loss of $5.8 million in 2005, as a result of the increases in Costs and Expenses as described above.

EBITDA

ORBCOMM believes that EBITDA, when presented in conjunction with comparable GAAP measures, is useful to investors to evaluate the company's operations, management execution and operational and financial performance from period to period on a consistent basis. EBITDA is not a performance measure calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While we consider EBITDA to be an important measure of operating performance, it should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA measures presented by other companies. A reconciliation table is presented among other financial charts at the end of this release.

EBITDA for the third quarter 2006 was a loss of $1.8 million compared to a loss of $1.6 million in the third quarter 2005. EBITDA for the first nine months 2006 was a loss of $6.8 million, compared to a loss of $4.5 million for the comparable period last year, due primarily to the increases in Costs and Expenses described above.

Growth Strategy
---------------

The company intends to gain market share by leveraging its business strengths and key competitive advantages to increase the number of subscriber communicators activated on its M2M data communications system, both in existing and new markets. ORBCOMM utilizes a cost-effective sales and marketing strategy of partnering with more than 130 resellers that provide expertise in specific industries.

Management is focused on expanding into additional international markets, expanding ORBCOMM's low cost, multi-channel marketing and distribution network of resellers and deploying the company's next-generation satellite program.

Additional strategic objectives include further reducing subscriber communicator costs, reducing network latency, introducing new features and services and continuing to provide comprehensive technical support, customer service and quality control.

Full-Year 2006 Guidance
-----------------------

The company expects billable subscriber communicator net additions to be in the range of 19,000 to 25,000 units in the fourth quarter of 2006. Based on recent increases in VAR activity, we anticipate being at the high end of the range.

Investment Community Conference Call
------------------------------------

ORBCOMM will host a conference call and webcast for the investment community this morning at 11:00 AM ET. Senior management will review the results, discuss ORBCOMM's business strategy and address questions from the investment community.

Domestic participants should dial 800-683-1525 at least ten minutes prior to the start of the call. International callers should dial 973-872-3197. The conference call identification number is 8132607. A replay of the call will be available from approximately 12:00 PM ET on Tuesday, November 21, through 11:59 PM ET on Tuesday, November 28, 2006. To access the replay, please dial 877-519-4471 domestically or 973-341-3080 internationally and enter identification number 8132607.

Alternatively, to access the live webcast, please visit the company's website at www.orbcomm.com, click on 'Investor Relations' and select 'Presentations and Webcasts.' An archive of the webcast will be available following the call for one week.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, focused exclusively on Machine-to-Machine (M2M) communications. Its customers include General Electric, Caterpillar Inc., Volvo Group and Komatsu Ltd. among other industry leaders. By means of a global network of 30 low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a Network Control Center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; technological change; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Inquiries:
Robert Costantini
Chief Financial Officer, ORBCOMM Inc.
703-433-6305
Costantini.robert@orbcomm.com

Media Inquiries:
Gillian Angstadt
The Abernathy MacGregor Group
212-371-5999
gda@abmac.com


                            [FINANCIAL TABLES FOLLOW]

ORBCOMM INC.
Consolidated statements of operations
(unaudited)

                                         Three months ended   Nine months ended
                                            September 30,       September 30,
                                         ------------------  ------------------
                                           2006      2005      2006      2005
                                         --------  --------  --------  --------
                                          (in thousands, except per share data)
Revenues:
  Service revenues                       $  3,220  $  2,109  $  8,165  $  5,703
  Product sales                             2,334     1,556    10,030     4,370
                                         --------  --------  --------  --------
    Total revenues                          5,554     3,665    18,195    10,073
                                         --------  --------  --------  --------
Costs and expenses(1):
  Costs of services                         2,209     1,493     6,375     4,192
  Costs of product sales                    2,285     1,628     9,615     4,706
  Selling, general and administrative       3,105     2,161     9,653     6,178
  Product development                         413       487     1,455       869
                                         --------  --------  --------  --------
    Total cost and expenses                 8,012     5,769    27,098    15,945
                                         --------  --------  --------  --------

Loss from operations                       (2,458)   (2,104)   (8,903)   (5,872)

Other income (expense):
  Interest income                             595         5     1,636        20
  Other income                                 58        --       198         9
  Interest expense                            (62)       --      (189)       --
                                         --------  --------  --------  --------
    Total other income                        591         5     1,645        29
                                         --------  --------  --------  --------

Net loss                                 $ (1,867) $ (2,099) $ (7,258) $ (5,843)
                                         ========  ========  ========  ========

Net loss applicable to common shares     $ (4,305) $ (3,361) $(14,559) $ (9,674)
                                         ========  ========  ========  ========

Net loss per common share:
  Basic and diluted                      $  (0.71) $  (0.59) $  (2.50) $  (1.70)
                                         ========  ========  ========  ========

Weighted average common shares outstanding:
  Basic and diluted                         6,085     5,690     5,823     5,680
                                         ========  ========  ========  ========

(1)Stock-based compensation included in costs and expenses:
    Costs of services                    $      7  $      2  $     24  $      6
    Selling, general and administrative       114        26       514       156
    Product development                         5         2        15         9
                                         --------  --------  --------  --------
                                         $    126  $     30  $    553  $    171
                                         ========  ========  ========  ========

The following table reconciles our Net Loss to EBITDA for the periods shown:

                                         Three months ended   Nine months ended
                                            September 30,       September 30,
                                         ------------------  ------------------
                                           2006      2005      2006      2005
                                         --------  --------  --------  --------
                                                    (in thousands)
Net loss                                 $ (1,867) $ (2,099) $ (7,258) $ (5,843)
Interest income                              (595)       (5)   (1,636)      (20)
Interest expense                               62        --       189        --
Depreciation and amortization                 620       475     1,904     1,355
                                         --------  --------  --------  --------
EBITDA                                   $ (1,780) $ (1,629) $ (6,801) $ (4,508)
                                         ========  ========  ========  ========